As filed with the Securities and Exchange Commission on June 28, 2023

Registration No. 333-264367

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective
Amendment No. 1
TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FORGE GLOBAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Certificate of Incorporation)

Delaware	001-39794	98-1561111
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
415 Mission Street
Suite 5510
San Francisco, CA 94105
(415) 881-1612
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kelly Rodriques
Chief Executive Officer
415 Mission Street
Suite 5510
San Francisco, CA 94105
(415) 881-1612
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
W. Stuart Ogg
Justin Anslow
Goodwin Procter LLP
601 Marshall Street
Redwood City, California 94063
(650) 752-3100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On April 19, 2022, the registrant filed a registration statement with the Securities and Exchange Commission (the “SEC”), on Form S-1 (File No. 333-264367), as amended on May 19, 2022, which was declared effective by the SEC on June 8, 2022 (the “Registration Statement”).

This post-effective amendment No. 1 to Form S-1 on Form S-3 (the “Post-Effective Amendment”) is being filed by the Company to convert the Registration Statement into a registration statement on Form S-3.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion. Dated June 28, 2023.

PRELIMINARY PROSPECTUS

Forge Global Holdings, Inc.

7,386,667 Shares of Common Stock Underlying Warrants
3,005,626 Shares of Common Stock Underlying Assumed Warrants and Former Employee Options
7,386,667 Warrants by the Selling Securityholders
110,622,631 Shares of Common Stock by the Selling Securityholders

This prospectus relates to the offer and sale by Forge Global Holdings, Inc., a Delaware corporation (the “Company,” “Forge,” “we,” or “us”) of up to 7,386,667 shares of common stock, $0.0001 par value per share, that are issuable by us upon the exercise of 7,386,667 warrants initially issued in a private placement (the “private placement warrants”) in connection with the initial public offering of Motive Capital Corp ("Motive"). The private placement warrants have an exercise price of $11.50 per share. This prospectus also relates to the offer and sale by the Company of (i) up to 1,551,495 shares of common stock reserved for issuance upon exercise of assumed warrants to purchase common stock held by former warrant holders of Forge (the “assumed warrants”), which have a weighted average exercise price of $3.98 per share; and (ii) up to 1,454,131 shares of common stock issuable upon the exercise of certain outstanding options to purchase common stock held by persons who terminated their employment or other relationship with Forge prior to the Business Combination, having a weighted average exercise price of $1.43 per share (the “Former Employee Options”). This prospectus also covers any additional securities that may become issuable there under by reason of share splits, share dividends, or other similar transactions. Unless otherwise specified, the term "warrants" used in this prospectus refers to both the private placement warrants and assumed warrants.

In addition, this prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 7,386,667 warrants, consisting of the private placement warrants, which were purchased at a price of $1.50 per private placement warrant, and up to 110,622,631 shares of common stock, consisting of (i) up to 6,850,000 shares of common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on September 13, 2021 (the “PIPE Financing”) at a price of $10.00 per share; (ii) up to 10,350,000 shares of common stock (the “founder shares”) issued upon consummation of the Business Combination (defined below), in exchange for shares of our Class B ordinary shares originally issued in a private placement to Motive’s initial shareholders at a price of $0.0024 per share; (iii) up to 14,000,000 shares of common stock (the “FPA shares”) issued as part of the forward purchase units issued pursuant to the forward purchase agreement, at a price of $10.00 per forward purchase unit (with each forward purchase unit consisting of one FPA share and one-third of one warrant); (iv) up to 7,386,667 shares of common stock underlying the private placement warrants; and (v) up to 72,035,964 shares of common stock issued or issuable to former equity holders of Forge pursuant to the Business Combination, acquired for services or acquired or to be acquired at effective purchase prices ranging from $0.0024 to $11.50 per share. The public offering price in Motive’s SPAC IPO was $10.00 per unit, with each unit consisting of one share and one-third of one warrant.

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants or Former Employee Options to the extent such warrants and options are exercised for cash, which amount of aggregate proceeds, could be up to approximately $89.6 million. There is no assurance that warrants or Former Employee Options will be in the money prior to their expiration or that the holders of such securities will elect to exercise any or all of such securities for cash. We believe the likelihood that these holders will exercise such securities, and therefore any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our common stock. If the market price for our common stock is less than the exercise price of warrants or Former Employee Options, we believe the holders of such securities will be unlikely to exercise such securities. See “Use of Proceeds.” We will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

The shares of common stock being offered for resale in this prospectus represent approximately 63% of our total outstanding shares of common stock as of June 15, 2023. Additionally, if all the warrants and Former Employee Options are exercised, the holders of such warrants and Former Employee Options would own an additional 10,392,293 shares of common stock, representing approximately 5% of our total shares of common stock outstanding (as of June 15, 2023) following such exercise. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our shares of common stock. Despite such a decline in the public trading price, the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices of which they purchased the securities described above.

We are registering the offer and sale of certain securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer, or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on the NYSE under the symbol “FRGE”. On June 27, 2023, the closing price of our common stock was $2.21 per share.

Investing in our securities involves risks that are described in the “Risk Factors Summary” and "Risk Factors" sections beginning on page 9 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2023.

INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On March 21, 2022 (the “Closing Date”), Forge Global Holdings, Inc., a Delaware corporation and our predecessor company Motive (as defined below), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated September 13, 2021 (the “Merger Agreement”), by and among Motive, FGI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Motive (“Merger Sub”), and Forge Global, Inc., a Delaware corporation (“Legacy Forge”).

Pursuant to the Merger Agreement, on the Closing Date, (i) immediately prior to the consummation of the Business Combination, Motive filed a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filed an application to de-register with the Registrar of Companies of the Cayman Islands (the “Domestication”), (ii) upon effectiveness of the Domestication, Motive became a Delaware corporation and changed its corporate name to “Forge Global Holdings, Inc.” (the “Company”), and (iii) Merger Sub merged with and into Legacy Forge (the “Merger”), with Legacy Forge surviving the Merger as a direct, wholly-owned subsidiary of the Company. The Company is the successor issuer to Motive pursuant to Rule 12g-3(a) promulgated under the Exchange Act.

Unless the context otherwise requires, references in this prospectus to “Forge”, the “Company”, “us”, “we”, “our” and any related terms prior to the closing of the Business Combination are intended to mean Legacy Forge, and after the closing of the Business Combination, the Company and its consolidated subsidiaries.

In addition, in this document, unless otherwise stated or the context otherwise requires, references to:

•“Motive” are to Motive Capital Corp, a Cayman Islands exempted company, prior to the Closing;

•“Board” are to the board of directors of the Company;

•“Business Combination” or “Transactions” are to the Merger and other transactions contemplated by the Merger Agreement, collectively;

•“Closing” refers to the closing of the Business Combination;

•“Certificate of Incorporation” are to the Certificate of Incorporation of Forge Global Holdings, Inc., dated March 21, 2022;

•“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•“Governing Documents” are to the Certificate of Incorporation and the Bylaws of the Company;

•“NYSE” are to the New York Stock Exchange;

•“Securities Act” are to the Securities Act of 1933, as amended; and

•“Sponsor” are to Motive Capital Funds Sponsor, LLC, a Cayman Islands limited liability company.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any warrants and Former Employee Options. We will receive proceeds from any exercise of the warrants and Former Employee Options for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information; Incorporation by Reference.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement, or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information; Incorporation by Reference.”

This prospectus contains references to trademarks, trade names, and service marks belonging to other entities. Solely for convenience, trademarks, trade names, and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE COMPANY

Forge is building the private market of the future – a more accessible, transparent, and liquid market for participating in private market growth. We offer a trusted trading platform, proprietary data, and insights to inform investment strategies, along with custody services to help companies, shareholders, institutions, and accredited investors confidently navigate and transact in the private market. Our scaled and integrated business model is at the nexus of the private market ecosystem, which we believe creates a sustaining competitive advantage fueling our clients' participation in the private market and our growth. The key solutions offered by our platform include:

•Trading Solutions: Forge Markets is our platform that connects potential investors with private company shareholders and enables them to efficiently facilitate private share transactions.

•Custody Solutions: Forge Trust is our non-depository trust company that enables clients to securely custody and manage assets through a robust and user-friendly online portal.

•Data Solutions: Forge Data is our data business that provides market participants the information and insight to confidently navigate, analyze, and make investment decisions in the private market.

We have strategically invested in our complementary solutions to collectively drive strong network effects and help power the private market ecosystem. Our platform serves people who have different aspirations and needs, such as:

•The innovative CEO who wants to stay private and retain employees as long as it takes to achieve their long-term vision

•The dedicated employee who needs to pay for their child’s college tuition or buy a home today and cannot afford to wait for their company to go public

•The sophisticated individual investor who has historically lacked access to this investment class and the transparency to participate

•And institutional investors who seek to access the private markets at scale

We attribute our track record of growth to the key strategic investments we have made since inception, the remarkable efforts of our employees, the momentum contributed by our many clients and our commitment to ensuring that our technology performs at the highest level.

Our principal executive offices are located at 415 Mission Street, Suite 5510, San Francisco, California, 94105, and our telephone number is (415) 881-1612.

THE OFFERING

The following summary of the offering contains basic information about the offering and our securities and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our securities, please refer to the section titled “Description of Securities.”

Issuance of Securities

Shares of common stock offered by us
Up to 7,386,667 shares of common stock, $0.0001 par value per share, that are issuable by us upon the exercise of 7,386,667 warrants initially issued in a private placement in connection with Motive’s initial public offering (the “private placement warrants”);

Up to 1,551,495 shares of common stock reserved for issuance upon the exercise of assumed warrants to purchase common stock held by former warrant holders of Forge (the “assumed warrants”); and

Up to 1,454,131 shares of common stock issuable upon the exercise of certain outstanding options to purchase common stock held by persons who terminated their employment or other relationship with Forge prior to the Closing Date (the “Former Employee Options”).

Unless otherwise specified, the term "warrants" used in this prospectus refers to both the private placement warrants and assumed warrants.

Common stock outstanding prior to the exercise of warrants and Former Employee Options	174,161,709 shares as of June 15, 2023
Common stock outstanding after the exercise of warrants and Former Employee Options	184,554,002 shares, based on total shares outstanding as of June 15, 2023
Resale of Common Stock and Warrants
Shares of common stock offered by the Selling Securityholders	Up to 110,622,631 shares of common stock, consisting of (i) up to 6,850,000 shares of common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on September 13, 2021 (the “PIPE Financing”); (ii) up to 10,350,000 shares of common stock (the “founder shares”) issued upon consummation of the Business Combination in exchange for shares of our Class B ordinary shares originally issued in a private placement to Motive’s initial shareholders; (iii) up to 14,000,000 shares of common stock (the “FPA shares”) issued pursuant to the forward purchase agreement; (iv) up to 7,386,667 shares of common stock underlying the private placement warrants; and (v) up to 72,035,964 shares of common stock issued or issuable to former equity holders of Forge pursuant to the Business Combination.
Warrants offered by the Selling Securityholders	7,386,667 warrants, consisting of the private placement warrants

Use of proceeds
We may receive up to an aggregate of approximately $89.6 million from the exercise of all warrants and Former Employee Options, assuming the exercise in full of such warrants and options for cash. If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. Up to approximately 900,000 shares (which represents an estimate of the maximum number of shares that may be issued) issuable pursuant to assumed warrants will be issuable only pursuant to the net exercise provisions thereof, and we will not receive any cash proceeds from such exercises. There is no assurance that warrants or Former Employee Options will be in the money prior to their expiration or that the holders of such securities will elect to exercise any or all of such securities. We believe the likelihood that these holders will exercise such securities, and therefore any cash proceeds that we may receive in relation to the exercise of such securities being offered for sale in this prospectus, will be dependent on the trading price of our common stock. If the market price for our common stock is less than the exercise price of warrants or Former Employee Options, we believe the holders of such securities will be unlikely to exercise such securities.We expect to use the net proceeds from the exercise of such warrants and options, if any, for general corporate purposes. See the section of this prospectus titled “Use of Proceeds” for more information.

All of the shares of common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Market for our common stock	Our common stock is listed on the NYSE under the symbol “FRGE”.
Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

The number of shares of common stock outstanding as of June 15, 2023 excludes:

•Up to 7,386,667 shares underlying the private placement warrants at an exercise price of $11.50 per share;
•Up to 1,454,131 shares of common stock attributable to the Former Employee Options, which have a weighted average exercise price of approximately $1.43 per share;
•Up to 651,495 shares of common stock attributable to the assumed warrants, which have a weighted average exercise price of approximately $3.98 per share;
•Up to approximately 900,000 shares of common stock attributable to the assumed warrants, based on an estimate of the maximum number of shares which may become issuable therefor, pursuant to the terms of such assumed warrants’ net exercise provisions and the application of the maximum $5.0 in aggregate fair market value of shares of common stock pursuant to the exercise terms;
•Up to 12,899,504 shares of common stock initially reserved for issuance under our 2022 Stock Option and Incentive Plan, plus any annual increases under the terms thereof; and
•Up to 4,072,000 shares of common stock initially reserved for issuance under our 2022 Employee Stock Purchase Plan, plus any annual increases under the terms thereof.

The number of shares of common stock after giving effect to the exercise of warrants and Former Employee Options exclude all of the foregoing other than the 7,386,667 shares underlying the private placement warrants, up to 1,551,495 shares underlying the assumed warrants, and 1,454,131 shares underlying the Former Employee Options.

RISK FACTOR SUMMARY

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes, before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our securities could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

An investment in our securities is subject to numerous risks and uncertainties, and the following is a summary of key risk factors when considering an investment. You should read this summary together with the more detailed description of each risk factor contained below and incorporated by reference herein.

•We have a history of losses and may not achieve or maintain profitability in the future.
•Our customers may encounter difficulties with investing through our platform, and face risks including those related to a lack of information available about private companies, liquidity concerns, and potential transfer or sale restrictions with respect to securities offered on our platform.
•There is no assurance that our revenue and business models will be successful.
•If we are unable to develop new solutions or adapt to technological changes, our revenue may not grow as expected.
•If we fail to attract new customers, or fail to do so in a cost-effective manner, our business may be harmed.
•We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed. Some of our current and potential competitors have longer operating histories, particularly with respect to our financial services business, significantly greater financial, technical, marketing, and other resources and a larger customer base than we do.
•Geopolitical conflicts, trailing effects of the COVID-19 pandemic, and other macroeconomic conditions and their resultant impacts on the global financial markets, may harm our business and our reputation.
•We rely on our management team and will require additional key personnel to grow our business, and the loss of key management members or key employees, or an inability to hire key personnel, could harm our business.
•Our business is subject to extensive laws and regulations promulgated by U.S. state, U.S. federal and non-U.S. laws, including those applicable to broker dealers, investment advisers, and alternative trading systems, including regulation by the SEC and FINRA in the jurisdictions in which we operate. Compliance with laws and regulations require significant expense and devotion of resources, which may adversely affect our ability to operate profitably.
•We may be unable to sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights, any of which could reduce our competitiveness and harm our business and operating results.
•We collect, store, share, disclose, transfer, use, and otherwise process customer information and other data, including personal information, and an actual or perceived failure by us or our third-party service providers to protect such information and data or respect customers’ privacy could damage our reputation and brand, negatively affect our ability to retain customers, and harm our business, financial condition, operating results, cash flows, and prospects.
•We depend on third parties for a wide array of services, systems, and information technology applications, and a breach or violation of law by one of these third parties could disrupt our business or provide our competitors with an opportunity to enhance their position at our expense. Additionally, the loss of any of those service providers could materially and adversely affect our business, results of operations, and financial condition.
•Cyber incidents or attacks directed at us and to our systems could result in unauthorized access, information theft, data corruption, operational disruption, and/or financial and reputational loss, and we may not be able to insure against such risk.
•We have previously completed and may continue to evaluate and complete acquisitions in the future, which could require significant management attention, result in additional dilution to our stockholders, increase expenses, disrupt our business, and adversely affect our financial results.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. Assuming the exercise of all the warrants and Former Employee Options for cash, we will receive an aggregate of approximately $89.6 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercises. If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. Up to approximately 900,000 shares (which represents an estimate of the maximum number of shares that may be issued) issuable pursuant to assumed warrants will be issuable only pursuant to the net exercise provisions thereof, and we will not receive any cash proceeds from such exercises. There is no assurance that the warrants or Former Employee Options will be in the money prior to their expiration or that the holders of such securities will elect to exercise any or all of such securities. We believe the likelihood that these warrant holders will exercise such securities, and therefore any cash proceeds that we may receive in relation to the exercise of such securities being offered for sale in this prospectus, will be dependent on the trading price of our common stock. If the market price for our common stock is less than the exercise price of the warrants or Former Employee Options, we believe the holders of such securities will be unlikely to exercise such securities.

We expect to use the net proceeds from the exercise of the warrants and Former Employee Options, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants and Former Employee Options.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax, or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees, and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF SECURITIES

General

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, each previously filed with the Securities and Exchange Commission (the “SEC”). We urge you to read each of our Certificate of Incorporation, Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities, as well as the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 2,100,000,000 shares of capital stock, consisting of (i) 2,000,000,000 shares of common stock, par value $0.0001 per share and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share. Our outstanding shares are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Our Certificate of Incorporation authorizes the issuance of 2,000,000,000 shares of common stock, par value $0.0001 per share.

Our Certificate of Incorporation provides that:

•The holders of common stock shall have the exclusive right to vote for the election of directors of the Company and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided that such holders shall not be entitled to vote on any amendment to the Certificate of Incorporation (or on any amendment to a certificate of designations of any series of preferred stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Certificate of Incorporation (or pursuant to a certificate of designations of any series of preferred stock);
•Dividends may be declared and paid or set apart for payment upon common stock out of any assets or funds of the Company legally available for the payment of dividends, but only when and as declared by our Board of Directors (the “Board”) or any authorized committee thereof; and
•Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company shall be distributed pro rata to the holders of common stock.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

On June 9, 2022, we issued a redemption notice to warrant holders announcing that we would redeem all of our public warrants on July 11, 2022 at 5:00 p.m. New York City Time (the "Redemption Date") for $0.01 per public warrant (the "Redemption"). After such notice and prior to the Redemption Date, warrant holders were entitled to exercise the public warrants at an exercise price of $11.50 per share of our common stock. Any public warrants not exercised by the Redemption Date were automatically redeemed by us at a price of $0.01 per public warrant. Accordingly, no public warrants remain outstanding.

Our private placement warrants remain outstanding as they were not included in the Redemption. Since the private placement warrants have terms and provisions that are identical to the public warrants (except as described below), we continue to include a description of our public warrants in this prospectus solely for the purpose of summarizing the material terms and provisions of the private placement warrants.

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after March 21, 2022 (the “Closing Date”), provided, in each case, that we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing Date, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares of common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 shares per whole warrant. The “fair market value” shall mean the volume-weighted average price of the shares of common stock during the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price per Share Equals or Exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•if, and only if, the last reported sale price of the shares of common stock for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share Equals or Exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of common stock (as defined below);
•if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and
•if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our shares of common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “- Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the business combination between Forge Global, Inc. and Motive Capital Corp. that was consummated on March 21, 2022, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “- Anti-dilution Adjustments” and the denominator of which is $10.00.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00≥
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366 day year, as applicable. For example, if the volume-weighted average price of our shares of common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant.

For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our shares of common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of common stock per warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “Redemption of Warrants When the Price per Share Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus for Motive Capital Corp’s initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders. As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares of common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, we will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants. If the shares of common stock issuable upon exercise of the warrants are not registered under the Securities Act, under the terms of the warrant agreement, holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis, in which case the number of shares of common stock that the holders of warrants will receive upon cashless exercise will be based on a formula subject to a maximum number of shares equal to 0.361 shares of common stock per warrant (subject to adjustment).

Redemption Procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of common stock is increased by a share capitalization payable in shares of common stock, or by a split-up of shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares. A rights offering made to all or substantially all holders of shares entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering and (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of common stock during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of common stock on account of such shares of common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake or defective provision (ii) amending the provisions relating to cash dividends on shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of the public warrants and the approval of holders of at least 50% of the warrants is required to make any change that adversely affects the interests of the holders of the warrants. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of common stock to be issued to the warrant holder. Our warrant agreement provides that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Our warrant agreement further provides that this provision does not apply to (1) suits brought to enforce any liability or duty created by Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (2) any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. While this provision of the warrant agreement does not explicitly reference suits brought to enforce a duty or liability under the Securities Act (“Securities Act Claims”), because the federal district courts of the United States are not by law the sole and exclusive forum with respect to Securities Act Claims, the exclusion described in clause (2) above does not apply to such claims. Therefore, we expect that this provision of the warrant agreement would apply to Securities Act Claims and, taken together with clause (b) of the exclusive forum provision contained in our Bylaws (which directs Securities Act Claims to the federal district courts of the United States of America), would seek to require that Securities Act Claims related to the warrant agreement be brought in the United States District Court for the Southern District of New York. We note that there is uncertainty as to whether a court would enforce this provision of the warrant agreement.

Private Placement Warrants

The private placement warrants (including the shares of common stock issuable upon exercise of such warrants) are not transferable, assignable or salable until 30 days after the Closing Date (except, among other limited exceptions, to our officers and directors and persons or entities affiliated with Motive Capital Funds Sponsor, LLC (the “Sponsor”)) and they will not be redeemable by us (except as described under “Redemption of Warrants When the Price per Share Equals or Exceeds $10.00”) so long as they are held by our Sponsor, members of our Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

Except as described under “Redemption of Warrants When the Price per Share Equals or Exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” of our shares of common stock (defined below) over the exercise price of the warrants by (y) the fair market value. For these purposes, the “sponsor fair market value” will mean the average reported closing price of the shares of common stock during the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Lock-Up Restrictions

Pursuant to the Sponsor Support Agreement dated as of September 13, 2021 (the “Sponsor Support Agreement”) (and previously filed with the SEC), the Sponsor agreed to certain transfer restrictions with respect to its founder shares (the “Lockup shares”) and private placement warrants (the “Lockup warrants,” and together with the Lockup shares, the “Sponsor Lockup Securities”), as follows: (a) one-third of the Lockup shares will be subject to a one year lock-up, and will be released from such lock-up if the closing price of our common stock equals or exceeds $12.00 for any 20 trading days in a 30-consecutive trading day period commencing 150 days post-Closing Date, (b) one-third of the Lockup warrants will be subject to a six month lock-up, (c) one-third of the Sponsor Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing Date if the closing price our common stock equals or exceeds $12.50 for any 20 trading days in a 30-consecutive trading day period post-Closing Date, and (d) one-third of the Sponsor Lockup Securities will be subject to a three year lock-up, and will be released from such lock-up no earlier than six months after the Closing Date if the closing price our common stock equals or exceeds $15.00 for any 20 trading days in a 30-consecutive trading day period post-Closing Date.

Dividends

Under our Certificate of Incorporation, holders of our common stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds. There are no current plans to pay cash dividends on common stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our Certificate of Incorporation, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, our holders of common stock shall at all times vote together as one class on all matters submitted to a vote of the holders of common stock under our Certificate of Incorporation.

Preemptive or Other Rights

Our Certificate of Incorporation does not provide for any preemptive or other similar rights.

Election of Directors

Under the terms of our Certificate of Incorporation, the Board is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the Board.

Under our Certificate of Incorporation, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Annual Stockholder Meetings

Annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, we may conduct meetings by means of remote communication.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law (the “DGCL”), any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation and Bylaws provide for the indemnification of our current and former officers and directors to the fullest extent permitted by Delaware law. We enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our current Certificate of Incorporation.

We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the closing of the Business Combination, we purchased a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of our existing policy. Pursuant to the Agreement and Plan of Merger dated September 13, 2021 (and previously filed with the SEC), we will maintain such tail policy for a period of no less than six years following the Closing Date. These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation, Bylaws and the DGCL each contain provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Exclusive Forum

Our Certificate of Incorporation and Bylaws stipulate that, to the fullest extent permitted by law, unless we consent in writing to an alternative forum, (a) the Delaware Court of Chancery (or, if such court does not have, or declines to accept, jurisdiction, another state court or a federal court located in Delaware) will be the exclusive forum for any complaint asserting any internal corporate claims, including claims in the right of us based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery, and (b) the federal district courts of the United States of America will be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision and (ii) suits brought to enforce any duty or liability created by the Exchange Act be brought in the United States District Court for the District of Delaware. The provision does not apply to any direct claims brought by our shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Securities Exchange Act.

Advance Notice of Director Nominations and New Business

We have established advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by shareholders at shareholder meetings.

Listing of Securities

Our common stock is listed on the NYSE under the symbol “FRGE”.

Registration Rights

At the Closing Date, we entered into the Amended and Restated Registration Rights Agreement (and previously filed with the SEC), pursuant to which, among other things, the Sponsor, the stockholders party thereto, and us have specified rights to require us to register all or a portion of their shares of common stock under the Securities Act.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding, unless otherwise indicated in the footnotes below, the actual beneficial ownership of common stock as of June 15, 2023 (the “Ownership Date”) by:

•each person who is the beneficial owner of more than 5% of the issued and outstanding shares of common stock;

•each of Forge’s current named executive officers and directors; and

•all current executive officers and directors of Forge as a group.

Beneficial ownership is determined according to SEC rules, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of common stock is based on 174,161,709 shares of common stock outstanding as of the Ownership Date. The ownership percentages listed below do not include any shares of common stock that may be issued after the Ownership Date.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	%
Greater than 5% Holders:
Paul Luc Robert Heyvaert and Entities Affiliated with Motive Partners (1)	31,616,667	17.42
Deutsche Borse AG (2)	24,262,496	13.93
Directors and Executive Officers:
Kelly Rodriques (3)	8,016,428	4.60
Kimberley Vogel (4)	73,303	*
Stephen George (5)	4,463,685	2.56
Debra Chrapaty	—	—
Christoph Hansmeyer (6)	82,458	*
Asiff Hirji (7)	1,585,479	*
Blythe Masters (8)	10,000	*
Ashwin Kumar (9)	10,000	*
Mark Lee (10)	1,311,045	*
Johnathan Short (11)	9,320	*
Jennifer Phillips (12)	899,309	*
Drew Sievers (13)	2,629,366	1.51
All Directors and Executive Officers as a Group	19,090,393	10.87
___________________
•Less than one percent.

(1)Includes (i) 1,995,820 shares of common stock held by Motive Capital Fund I-A, LP (“MC Fund I-A”), (ii) 2,526,551 shares of common stock held by Motive Capital Fund I-B, LP (“MC Fund I-B”), (iii) 144,296 shares of common stock held by Motive Capital Fund I-MPF, LP (“MC Fund I-MPF”), (iv) 9,333,333 shares of common stock held by MCF2 FG Aggregator, LLC (“MCF2 FG Aggregator”), and (v) 10,230,000 shares of common stock and warrants to purchase 7,386,667 shares of common stock held by the Sponsor. The members of MCF2 FG Aggregator are Motive Capital Fund II-A, LP (“MC Fund II-A”), Motive Capital Fund

II-B, LP (“MC Fund II-B”) and Motive Capital Fund II-MPF, LP (“MC Fund II-MPF”). The general partner of MC Fund I-A, MC Fund I-B, and MC Fund I-MPF is Motive Capital Fund I GP, LP (“MC-I General Partner”). The manager of MCF2 FG Aggregator is Motive Capital Fund II GP, LP (“MC-II General Partner”). The general partner of MC Fund II-A, MC Fund II-B and MC Fund II-MPF is MC-II General Partner. The general partner of MC-I General Partner and MC-II General Partner and the manager of Sponsor is Motive Partners GP, LLC (“Manager”). The sole member of the Manager is Rob Exploration, LLC (“Exploration”), of which Paul Luc Robert Heyvaert is the sole member. Each of MC Fund II-A, MC Fund II-B, MC Fund II-MPF, MC-I General Partner, MC-II General Partner, Manager, Exploration and Paul Luc Robert Heyvaert may be deemed to have beneficial ownership of the shares of common stock and warrants reported herein to the extent of their pecuniary interests therein. The address of the entities listed herein and Mr. Heyvaert is 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007.

(2)Includes (i) 24,212,195 shares of common stock and (ii) 50,301 warrants to purchase common stock exercisable within 60 days. The address of Deutsche Borse AG is Mergenthalerallee 61, 65760 Eschborn, Germany.

(3)Includes (i) 5,639,822 shares of common stock held by Mr. Rodriques (certain of which are shares of common stock underlying early exercised stock options that remain subject to the Company's repurchase right), (ii) 66,945 shares of common stock held indirectly through an IRA, (iii) 3,834 warrants to purchase common stock exercisable within 60 days directly held by Mr. Rodriques, and (iv) 6,277 warrants to purchase common stock exercisable within 60 days held indirectly through an IRA. Does not include 2,339,030 shares of common stock underlying a restricted stock unit award with performance vesting conditions. Also includes (i) 677,733 shares of common stock held by Operative Capital LP (“Operative LP”), (ii) 25,083 warrants to purchase common stock exercisable within 60 days held by Operative LP, and (iii) 1,596,734 shares of common stock held by Operative Capital SPV I, LLC (“Operative SPV 1”). Mr. Rodriques is a managing member of the ultimate general partner of each of Operative Capital LP and Operative Capital SPV I, LLC and thus may be deemed to be the beneficial owner of the shares held by such entities. Mr. Rodriques disclaims beneficial ownership of all securities held by Operative LP and Operative SPV 1 except to the extent of his pecuniary interest therein, if any.

(4)Includes (i) 14,480 shares of common stock held by Ms. Vogel and (ii) 58,823 shares of common stock held by the Kim Vogel, Inc. Defined Benefit Plan.

(5)Includes (i) 10,000 shares of common stock held by Mr. George and (ii) 62,458 stock options exercisable within 60 days held by Mr. George. Also includes (i) 2,957,103 shares of common stock held by Panorama Growth Partners II, LP and (ii) 1,434,124 shares of common stock held by Panorama Equidate Co-Investment, LLC. Panorama Point Partners GP II, LLC, an entity which is managed by Mr. George, is the general partner of Panorama Growth Partners II, LP. Panorama Point Partners, LLC, an entity of which Mr. George is the controlling manager, is the manager of Panorama Equidate Co-Investment, LLC. Mr. George disclaims beneficial ownership of all securities held by Panorama Growth Partners II, LP and Panorama Equidate Co-Investment, LLC except to the extent of his pecuniary interest therein.

(6)Includes (i) 20,000 shares of common stock held by Mr. Hansmeyer and (ii) 62,458 stock options exercisable within 60 days held by Mr. Hansmeyer.

(7)Includes (i) 944,878 shares of common stock held by Mr. Hirji (certain of which are shares of common stock underlying early exercised stock options that remain subject to the Company's repurchase right), (ii) 254,518 shares of common stock held by the Hirjii-Wigglesworth 2021 Grantor Retained Annuity Trust, (iii) 200,389 shares of common stock held by Hirji-Wigglesworth Partners, LP (“HWP LP”), (iv) 123,236 warrants to purchase common stock exercisable within 60 days held by HWP LP, and (v) 62,458 stock options exercisable within 60 days held by Mr. Hirji.

(8)Includes 10,000 shares of common stock held by Ms. Masters.

(9)Includes 10,000 shares of common stock held by Mr. Kumar.

(10)Includes (i) 1,303,738 shares of common stock held by Mr. Lee (certain of which are shares of common stock underlying early exercised stock options that remain subject to the Company's repurchase right) and (ii) 7,307 warrants to purchase common stock exercisable within 60 days held by Mr. Lee.

(11)Includes 9,320 shares of common stock held by Mr. Short.

(12)Includes (i) 83,034 shares of common stock held by Ms. Phillips, (ii) 814,961 stock options exercisable within 60 days held by Ms. Phillips, and (iii) 1,314 warrants to purchase common stock exercisable within 60 days held by Ms. Phillips.

(13)Includes (i) 17,518 shares of common stock held by Mr. Sievers and (ii) 312,298 stock options exercisable within 60 days held by Mr. Sievers. Also includes (i) 677,733 shares of common stock held by Operative LP, (ii) 25,083 warrants to purchase common stock exercisable within 60 days held by Operative LP, and (iii) 1,596,734 shares of common stock held by Operative SPV 1. Mr. Sievers is a managing member of the ultimate general partner of each of Operative Capital LP and Operative Capital SPV I, LLC and thus may be deemed to be the beneficial owner of the shares held by such entities. Mr. Sievers disclaims beneficial ownership of all securities held by Operative LP and Operative SPV 1 except to the extent of his pecuniary interest therein, if any.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Securityholders of up to 7,386,667 warrants and up to 110,622,631 shares of common stock, consisting of (i) up to 6,850,000 shares of common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on September 13, 2021 (the “PIPE Financing”); (ii) up to 10,350,000 shares of common stock (the “founder shares”) issued upon consummation of the Business Combination (defined below), in exchange for shares of our Class B ordinary shares originally issued in a private placement to Motive's initial shareholders; (iii) up to 14,000,000 shares of common stock (the “FPA shares”) issued pursuant to the forward purchase agreement; (iv) up to 7,386,667 shares of common stock underlying the private placement warrants and; (v) up to 72,035,964 shares of common stock issued or issuable to former equity holders of Forge pursuant to the Business Combination;

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of common stock and warrants beneficially owned, the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The beneficial ownership of the Company’s common stock is based on 174,161,709 shares of common stock issued and outstanding as of the Ownership Date.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will sell any or all of such common stock or warrants. In addition, the Selling Securityholders may sell, transfer, or otherwise dispose of, at any time and from time to time, the common stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Before the Offering				After the Offering
Name of Selling Securityholder (1)	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Paul Luc Robert Heyvaert and Entities Affiliated with Motive Partners	24,230,000	7,386,667	31,616,667	7,386,667	—	—	—	—
Jill M. Considine(3)	30,000	—	30,000	—	—	—	—	—
Stephen C. Daffron(3)	30,000	—	30,000	—	—	—	—	—
Dina Dublon(3)	30,000	—	30,000	—	—	—	—	—
Paula Madoff.(3)	30,000	—	30,000	—	—	—	—	—
ION Trading Technologies S.à.r.l.(4)	5,000,000	—	5,000,000	—	—	—	—	—
The 2012 Ritchotte Family Delaware Dynasty Trust(5)	25,000	—	25,000	—	—	—	—	—
Ossa Investments Pte. Ltd.(6)	8,607,712	—	8,607,712	—	—	—	—	—
Forge Holdings SPV, LP(7)	500,000	—	500,000	—	—	—	—	—
HF Fund LP(8)	250,000	—	250,000	—	—	—	—	—
James and Cecillia Herbert 1994 Revocable Trust(9)	487,329	—	575,039	—	—	—	—	—
Deutsche Borse AG(10)	24,212,195	—	24,262,496	—	—	—	—	—
Christoph Hansmeyer(11)	—	—	62,458	—	—	—	—	—
Kelly Rodriques(12)	5,714,267	—	5,719,261	—	—	—	—	—
Entities affiliated with Operative Capital(12)	2,274,467	—	2,281,696	—	—	—	—	—
Mark Lee(13)	1,205,146	—	1,212,453	—	—	—	—	—
Jose Cobos(14)	1,277,859	—	1,656,363	—	—	—	—	—
Norbert Ngethe(15)	94,687	—	477,756	—	—	—	—	—
Sohail Prasad(16)	5,300,000	—	5,301,750	—	—	—	—	—
Samvit Ramadurgam(17)	5,678,427	—	5,679,997	—	—	—	—	—
Gil Silberman(18)	1,184,776	—	1,184,776	—	—	—	—	—
Stephen George(19)	—	—	62,458	—	—	—	—	—
Entities affiliated with Panorama(19)	4,391,227	—	4,391,227	—	—	—	—	—
Steven McLaughlin(20)	—	—	62,458	—	—	—	—	—
Entities affiliated with FTP(20)	5,859,595	—	5,878,457	—	—	—	—	—
Asiff Hirji(21)	1,137,266	—	1,322,960	—	—	—	—	—
All Other Selling Securityholders(22)	—	—	1,248,716	—	—	—	—	—

(1)    Unless otherwise noted, the business address of each of those listed in the table above is 415 Mission St., Suite 5510, San Francisco, California 94105.

(2)    Consists of (i) 1,995,820 shares of common stock held by Motive Capital Fund I-A, LP (“MC Fund I-A”), (ii) 2,526,551 shares of common stock held by Motive Capital Fund I-B, LP (“MC Fund I-B”), (iii) 144,296 shares of common stock held by Motive Capital Fund I-MPF, LP (“MC Fund I-MPF”), (iv) 9,333,333 shares of common stock held by MCF2 FG Aggregator, LLC (“MCF2 FG Aggregator”) and (v) 10,230,000 shares of common stock and warrants to purchase 7,386,667 shares of common stock held by the Sponsor. The members of MCF2 FG Aggregator are Motive Capital Fund II-A, LP (“MC Fund II-A”), Motive Capital Fund II-B, LP (“MC Fund II-B”) and Motive Capital Fund II-MPF, LP (“MC Fund II-MPF”). The general partner of MC Fund I-A, MC Fund I-B and MC Fund I-MPF is Motive Capital Fund I GP, LP (“MC-I General Partner”). The manager of MCF2 FG Aggregator is Motive Capital Fund II GP, LP (“MC-II General Partner”). The general partner of MC Fund II-A, MC Fund II-B and MC Fund II-MPF is MC-II General Partner. The general partner of MC-I General Partner and MC-II General Partner and the manager of Sponsor is Motive Partners GP, LLC (“Manager”). The sole member of the Manager is Rob Exploration, LLC (“Exploration”), of which Paul Luc Robert Heyvaert is the sole member. Each of MC Fund II-A, MC Fund II-B, MC Fund II-MPF, MC-I General Partner, MC-II General Partner, Manager, Exploration and Paul Luc Robert Heyvaert may be deemed to have beneficial ownership of the shares of common stock and warrants reported herein to the extent of their pecuniary interests therein. The address of the entities listed herein and Mr. Heyvaert is 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007.

(3)    Consists of 30,000 shares of common stock held by each former Motive independent director. The address of the former Motive independent directors is 7 World Trade Center, 250 Greenwich St., FL 47, New York, NY 10007.

(4)    Consists of 5,000,000 shares of common stock issued in the PIPE Financing. The address of ION Trading Technologies S.à.r.l. is 63-65, rue de Merl L-2146 Luxembourg, Grand Duchy of Luxembourg.

(5)    Consists of 25,000 shares of common stock issued in the PIPE Financing. The address of The 2012 Ritchotte Family Delaware Dynasty Trust is 33 The Little Boltons, London, United Kingdom, SW10 9LL.

(6)    Consists of 8,607,712 shares of common stock held by Ossa Investments Pte. Ltd. ("Ossa"). Ossa is a wholly-owned subsidiary of Hotham Investments Pte. Ltd. (“Hotham”), which in turn is a wholly-owned subsidiary of Fullerton Management Pte Ltd (“Fullerton”), which in turn is a wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). Temasek, Fullerton and Hotham, through the ownership described herein, may be deemed to beneficially own the shares of common stock directly beneficially owned by Ossa. The principal address of the foregoing entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(7)    Consists of 500,000 shares of common stock issued in the PIPE Financing. Eric Munson is the general partner of Forge Holdings SPV, LP. The address of Forge Holdings SPV, LP. is 1345 Avenue of the Americas, Fl 33, New York, NY 10105.

(8)    Consists of 250,000 shares of common stock issued in the PIPE Financing. The General Partner of HF Fund LP is WWJr. Enterprises Inc. WilliamWrigley, Jr. indirectly owns 100% of WWJr. Enterprises Inc. The address of the foregoing persons is HF Fund LP is 101 N. Clematis St., Ste 200, West Palm Beach, FL 33401.

(9)    Consists of (i) 75,000 shares of common stock issued in the PIPE Financing, (ii) 412,329 shares of common stock and (iii) 87,710 shares of common stock issuable pursuant to assumed warrants, all held by the James and Cecillia Herbert 1994 Revocable Trust. Mr. Herbert is a former member of our Board.

(10)    Consists of (i) 50,301 shares of common stock issuable pursuant to assumed warrants and (ii) 24,212,195 shares of common stock. The address of Deutsche Borse AG is Mergenthalerallee 61, 65760 Eschborn, Germany. Christoph Hansmeyer, a member of our Board, is the Managing Director of the Pre- and Post- Trading Division of Deutsche Borse AG.

(11)    Consists of 62,458 shares of common stock underlying stock options held by Mr. Hansmeyer. Mr. Hansmeyer is a member of our Board.

(12)    Consists of (i) 5,647,322 shares of common stock held by Mr. Rodriques, (ii) 66,945 shares of common stock held indirectly through Pensco Trust Co. LLC Custodian FBO Kelly Rodriques Roth IRA (the “IRA”), (iii) 677,733 shares of common stock held by Operative Capital LP (“Operative LP”) and (iv) 1,596,734 shares of common stock held by Operative Capital SPV I, LLC (“Operative SPV 1”). Also consists of (i) up to 3,185 shares of common stock issuable pursuant to assumed warrants held by Mr. Rodriques, (ii) up to 1,809 shares of common stock issuable pursuant to assumed warrants held through the IRA and (iii) up to 7,229 shares of common stock issuable pursuant to assumed warrants held by Operative LP. Mr. Rodriques is a managing member of the ultimate general partner of each of Operative Capital LP and Operative Capital SPV I, LLC and thus may be deemed to be the beneficial owner of the shares held by such entities. Mr. Rodriques disclaims beneficial ownership of all securities held by Operative LP and Operative SPV 1 except to the extent of his pecuniary interest therein, if any. Mr. Rodriques is our Chief Executive Officer and a member of our Board.

(13)    Consists of (i) 1,205,146 shares of common stock and up to (ii) 7,307 shares of common stock issuable pursuant to assumed warrants. Mr. Lee is our Chief Financial Officer.

(14)    Consists of (i) 1,090,485 shares of common stock and (ii) 378,504 shares of common stock underlying stock options held by Mr. Cobos. Also includes 93,687 shares of common stock held by the Elizabeth G. Cobos 2021 Annuity Trust and 93,687 shares of common stock held by the Jose Cobos 2021 Annuity Trust. Mr. Cobos is our former President.

(15)    Consists of (i) 94,687 shares of common stock and (ii) 383,069 shares of common stock underlying stock options held by Mr. Ngethe. Mr. Ngethe is our former General Counsel and Secretary.

(16)    Consists of (i) 5,678,427 shares of common stock and up to (ii) 1,570 shares of common stock issuable pursuant to assumed warrants.

(17)    Consists of (i) 5,300,000 shares of common stock and up to (ii) 1,570 shares of common stock issuable pursuant to assumed warrants.

(18)    Consists of 1,184,776 shares of common stock. Mr. Silberman is our former Chief Legal Officer.

(19)    Consists of 62,458 shares of common stock underlying stock options held by Mr. George. Also includes (i) 2,957,103 shares of common stock held by Panorama Growth Partners II, LP and (ii) 1,434,124 shares of common stock held by Panorama Equidate Co-Investment, LLC. Panorama Point Partners GP II, LLC, an entity which is managed by Mr. George, is the general partner of Panorama Growth Partners II, LP. Panorama Point Partners, LLC, an entity which Mr. George is the controlling manager, is the manager of Panorama Equidate Co-Investment, LLC. Mr. George disclaims beneficial ownership of all securities held by Panorama Growth Partners II, LP and Panorama Equidate Co-Investment, LLC except to the extent of his pecuniary interest therein. Mr. George is a member of our Board.

(20)    Consists of (i) 62,458 shares of common stock underlying stock options held by Mr. McLaughlin, (ii) up to 18,862 shares of common stock issuable pursuant to assumed warrants held by FTP Credit Holdings LLC and (iii) 5,859,595 shares of common stock held by FTP Equidate LLC. Mr. McLaughlin owns 99.25% of FTP Equidate LLC through the Steven J. McLaughlin Revocable Trust, of which he is the sole trustee. Mr. McLaughlin is the beneficial owner of FTP Credit Holdings LLC. Mr. McLaughlin is a former member of our Board.

(21)    Consists of (i) 682,359 shares of common stock held by Mr. Hirji, (ii) 254,518 shares of common stock held by the Hirjii-Wigglesworth 2021 Grantor Retained Annuity Trust and (iii) 200,389 shares of common stock held by Hirji-Wigglesworth Partners, LP (“HWP LP”). Also consists of (i) up to 123,236 shares of common stock issuable pursuant to assumed warrants held by HWP LP and (ii) 62,458 shares of common stock underlying stock options held by Mr. Hirji. Mr. Hirji is a member of our Board.

(22)    Consists of shares of common stock underlying assumed warrants held by Selling Securityholders not otherwise listed in this table. The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because the aggregate holdings are less than 1% of our outstanding common stock prior to the offering.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees, and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees, or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution, or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of the NYSE;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•through one or more underwritten offerings on a firm commitment or best efforts basis;
•settlement of short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through the distribution of securities by any Selling Securityholder to its partners, members or securityholders;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders, or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders, or other equityholders are not affiliates of ours, such members, partners, stockholders, or other equityholders would thereby receive freely tradable securities pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part. To the extent that such members, partners, stockholders, or other equityholders is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit such members, partners, stockholders, or other equityholders to use the prospectus to resell the securities acquired in such distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•the specific securities to be offered and sold;
•the names of the selling securityholders;
•the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•settlement of short sales entered into after the date of this prospectus;
•the names of any participating agents, broker-dealers or underwriters; and
•any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers, or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our common stock is listed on the NYSE under the symbol “FRGE”.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Goodwin Procter LLP, Redwood City, California.

EXPERTS

The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Available Information

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, and other information with the SEC. We have also filed the Registration Statement on Form S-1, including exhibits, under the Securities Act, with respect to common stock and warrants offered by this prospectus. This prospectus is part of the Registration Statement, but does not contain all of the information included in the Registration Statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. You may access, free of charge, our filings as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

We also maintain a website at http://www.forgeglobal.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023 (our “Annual Report”);

•Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2023 filed with the SEC on May 9, 2023;

•Our Current Reports on Form 8-K filed with the SEC on March 24, 2023, April 10, 2023, April 28, 2023, and May 1, 2023 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

•The description of our securities contained in our registration statement on Form 8-A, filed with the SEC on December 10, 2020, and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.3 to our Annual Report.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we filed with the SEC after the date of the Registration Statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses will be paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of securities by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee (1)	$180,504
Accounting fees and expenses	*
Legal fees and expenses	*
Miscellaneous fees and expenses	*

Total expenses	*

(1) Previously paid.
*These fees will be determined based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation provides that no director of ours shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. In addition, our Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation further provides that any repeal or modification of such article by our stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our Bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws also provides that we will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Certificate of Incorporation and our Bylaws.

We will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ours arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit Number	Date Filed
2.1+	Merger Agreement, dated as of September 13, 2021, by and among Motive, Merger Sub and Forge Global, Inc.	8-K	001-39794	2.1	September 13, 2021
3.1	Certificate of Incorporation of the registrant.	8-K	001-39794	3.1	March 25, 2022
3.2	Bylaws of the registrant.	S-4/A	333-260104	3.3	February 11, 2022
4.1	Specimen Common Stock Certificate.	S-4/A	333-260104	4.5	January 31, 2022
4.2	Warrant Agreement, dated December 10, 2020, by and between Motive Capital Corp and Continental Stock Transfer & Trust Company, as warrant agent.	S-4/A	333-260104	4.4	December 16, 2020
4.3	Description of Securities.	10-K	001-39794	4.3	March 1, 2023
5.1	Opinion of Goodwin Procter LLP.	S-1/A	333-264367	5.1	May 19, 2022
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto).

+ Certain of the information, exhibits and schedules, as applicable, to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The registrant agrees to furnish a copy with all omitted information, exhibits and schedules, as applicable, to the SEC upon its request.
* Filed herewith.

ITEM 17.Undertakings.

The undersigned registrant hereby undertakes:

A.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on June 28, 2023.

FORGE GLOBAL HOLDINGS, INC.

By:	/s/ Kelly Rodriques
Name:	Kelly Rodriques
Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kelly Rodriques	Chief Executive Officer and Director	June 28, 2023
Kelly Rodriques	(Principal Executive Officer)

/s/ Mark Lee	Chief Financial Officer	June 28, 2023
Mark Lee	(Principal Financial Officer)

*	Director	June 28, 2023
Ashwin Kumar

*	Director	June 28, 2023
Blythe Masters

*	Director	June 28, 2023
Stephen George

*	Director	June 28, 2023
Christoph Hansmeyer

*	Director	June 28, 2023
Kimberley Vogel

/s/ Asiff Hirji	Director	June 28, 2023
Asiff Hirji

/s/ Debra Chrapaty	Director	June 28, 2023
Debra Chrapaty

*By:	/s/ Kelly Rodriques
Kelly Rodriques
Attorney-in-Fact